Exhibit 10.25

SEPARATION AGREEMENT, WAIVER and GENERAL RELEASE

This Separation Agreement, Waiver and General Release (“Agreement”) is made by and between Sensus Metering Systems Inc. (the “Company”) and Barry W. Seneri (“Employee”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree to terminate the employment relationship and further agree, covenant and stipulate as follows:

1.	Definitions.

a. References herein to the “Company” mean Sensus Metering Systems Inc. and any other Sensus Metering Systems Group company, as well as their shareholders, officers, directors, administrators, employees, agents, predecessors, successors, and assigns.

b. References herein to “Employee” or “you” mean Barry W. Seneri and his or her agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

c. References herein to “Parent” mean Sensus Metering Systems (Bermuda 1) Ltd., a company organized under the law of Bermuda.

d. References herein to the “Stockholders Agreement” mean that certain Management Subscription and Stockholders Agreement, dated March 5, 2004, among Parent, you and the other parties thereto.

e. References herein to the “Restricted Share Agreement” mean that certain Restricted Share Agreement, dated March 5, 2004, between you and Parent.

2.	Conclusion of Employment.

Both you and the Company agree that your employment with the Company shall be terminated effective March 31, 2007 (the “Termination Date).

3.	Special Separation Benefit.

a. During the period between the Termination Date and January 31, 2008 (the “Severance Period”), the Company agrees to pay you a total of $208,340 by paying you twice monthly a separation payment of Ten Thousand Four Hundred Seventeen Dollars ($10,417) less any deductions required by law and for your contributory Health, Dental and Vision insurance premiums. In addition, the Company will pay you for all unused vacation in accordance with Company policy.

b. The Company agrees to continue your previous Health, Dental and Vision insurance coverage through the end of the Severance Period as if you were a continuing employee, however, you will not be eligible for any other benefits provided by the Company to employees. You will remain responsible for any co-payments, premiums or deductibles you would otherwise make. You will be solely responsible for COBRA payments in full after the end of the Severance Period should you elect to continue Health and Dental insurance coverage after that date.

c. The Company agrees to allow you to continue personal use of the Company leased vehicle in your possession through the Severance Period. Your use of the vehicle will continue to be subject to the provisions of the Sensus Metering Systems North American Executive Employee Company Vehicle policy.

Seneri Separation Agreement

March 16, 2007

d. The Company agrees to allow you to take ownership of the personal laptop computer in your possession at no cost to you.

e. The Company agrees to provide you with professional outplacement services for a period of three months through Right Management Consultants office in Pittsburgh.

f. You acknowledge that the above payments and the other consideration provided in this Agreement constitute a Special Separation Benefit in excess of any amount the Company may be obligated to provide to you as a terminating employee under Company policy.

4.	Treatment of Equity.

a. With regard to the equity securities of Parent which you own (“your shares”), subject to clauses (c) and (d) below, Parent hereby agrees to not exercise its rights to repurchase your shares pursuant to the Stockholders Agreement and the Restricted Share Agreement.

b. Notwithstanding Section 2(a) of the Restricted Share Agreement, but subject clauses (c) and (d), below, those of your shares that are subject to the Restricted Share Agreement and which have not heretofore vested in accordance therewith shall not be forfeited as a result of the termination of your employment and shall continue to vest in accordance with and subject to the terms of the Restricted Sale Agreement.

c. In consideration of the agreements set forth in clauses (a) and (b) above, as a condition precedent thereto, you hereby agree, concurrently herewith, to execute and deliver to the Company the Custody Agreement provided by the Company, together with the original share certificates in respect of your shares and such proxies and share transfer documents contemplated by such Custody Agreement as are provided by the Company.

d. Notwithstanding the foregoing, if you breach or otherwise fail to comply with the covenants addressing non-competition and related matters set forth in Section 9 of the Stockholders Agreement or Section 3 of the Restricted Share Agreement (including, without limitation, by accepting employment with a Competitive Business (as defined)), or any provision of this Agreement, the agreements set forth in clauses (a) and (b) of this Section 4 shall thereupon be null and void.

5.	Waiver, General Release, and Covenant Not to Sue.

In return for the Special Separation Benefit set forth in Section 3 above, and the agreements set forth in Section 4, above, you hereby unconditionally waive, release, acquit, covenant not to sue and forever discharge the Company with respect to any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, expenses (including attorneys’ fees and costs actually incurred) and future compensation of any kind or nature whatsoever, in law or equity, including those arising directly or indirectly from or relating in any way to your employment with the Company, the conclusion of that employment, and any other acts, events, communications or omissions through the date this Agreement is executed, whether now known or are later discovered (the “claims”).

Such claims include, but are not limited to, any and all claims pursuant to the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; Section 1981 of the Civil Rights Act of 1866; the Uniformed Services Employment

Seneri Separation Agreement

March 16, 2007

and Reemployment Rights Act of 1994 ; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Pennsylvania Human Relations Act, as amended; and all claims under any other federal or state laws, local ordinances, common law, including public policy claims. Such claims further include any claims you may have for unemployment compensation, or may have pursuant to any internal grievance procedure at the Company. You do not, however, release any claims that may arise after the date this Agreement is executed.

6.	Confidentiality.

As a material condition precedent to your right to receive the Special Separation Benefits described in this Agreement, you covenant and agree:

a. That you will not reveal, or allow anyone else to reveal, the existence or terms of this Agreement to any person agency, institution, company, or entity unless you request and receive prior express written permission from the Company to do so. You may make such disclosures as are required by law, including disclosures to taxing agencies, and if necessary for the exercise of their professional judgment, to your attorney or accountant, provided that you shall inform such persons that the existence and terms of this Agreement are strictly confidential and shall not be revealed to anyone else except as required by law. You may discuss these terms with your spouse, provided that your spouse agrees to abide by the confidentiality clause as stipulated in this paragraph.

b. That you will not take any action or make any comments which impugn, defame, disparage, criticize, negatively characterize or cast in an unfavorable light, the Company, its management, employees or practices or which disrupt or impair its normal operations, except that nothing in this Agreement shall be interpreted to limit your right to confer with counsel or to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law.

c. That you will preserve in confidence and refrain from disclosing to anyone, or using on your own behalf or on behalf of anyone else any Proprietary Information of the Company which became known to you during your employment with the Company. As used in this Agreement, Proprietary Information means information relating to the business and operations of the Company that has not been publicly released by any duly authorized Company representative, including, without limitation, any technical, manufacturing, financial, sales, pricing, customer or supplier information.

d. That you have or will return to the Company all property of the Company in your possession including, without limitation, office equipment, computer equipment, credit cards, keys, documents and Proprietary Information, except as noted in Section 3, d. above.

e. That any breach of the provisions of this Section 6 shall constitute a material breach of this Agreement.

7.	Construction of Agreement.

a. This Agreement does not constitute and shall not be construed as an admission by the Company of a violation of any statute or law or of wrongdoing of any kind. You and the Company are entering into this Agreement solely for the purpose of amicably resolving any and all issues relating to your employment and its termination.

Seneri Separation Agreement

March 16, 2007

b. This Agreement contains all the promises and covenants made by you and the Company with respect to its subject matter. There are no understandings, promises, covenants or agreements between the parties that are not set forth herein.

c. You and the Company understand and agree that each provision of this Agreement is a separate and independent clause and that if any clause or provision of this Agreement is held invalid, such invalidity will not affect the validity of any other clause or provision of this Agreement.

8.	Understanding and Acknowledgment.

a. You acknowledge that you have received a full and complete copy of this Agreement.

b. You acknowledge that you were advised that you had twenty-one (21) days from the date you received this Agreement (April 6, 2007) to review its terms and to reflect upon them before deciding whether or not you wish to accept them. You were further advised that during this period you had a right to consult with an attorney about this Agreement, and you were encouraged to do so. By your signature below, you acknowledge that you understand the terms of this Agreement, are satisfied with them, and knowingly, freely and voluntarily agree to accept them.

c. You are advised that this Agreement will not become effective or enforceable for a period of seven (7) days after the date of its acceptance and execution by you. During the 7- day period you shall have the right to change your decision and to revoke this Agreement by hand delivering or faxing a notice to that effect to Mike DeCocco, Vice President, Human Resources at the Company’s office. No money and/or benefits payable solely by virtue of this Agreement shall be made during the 21- day review period or the 7- day revocation period. If not revoked during the 7- day period, this Agreement shall become effective and legally binding on the parties, and the Company shall commence payment to you of the Special Separation Benefit in accordance with the terms of this Agreement.

[Signatures follow]

Seneri Separation Agreement

March 16, 2007

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ACCEPT THEM KNOWINGLY AND VOLUNTARILY.

Signature:	/s/ Barry W. Seneri	Date signed:	3/30/2007
Barry W. Seneri

STATE OF PA	)
	)	to wit:
COUNTY OF FAYETTE	)

Subscribed and sworn before me, a Notary Public in and for the jurisdiction above this 30th day of March, 2007.

COMMONWEALTH OF PENNSYLVANIA

Notarial Seal Thomas Guappone, Notary Public North Union Twp., Fayette County My Commission Expires Dec. 26, 2008	/s/ Thomas Guappone Notary

Member Pennsylvania Association Of Notaries

SEAL

AGREED AND ACCEPTED

Sensus Metering Systems Inc.

/s/ Michael J. DeCocco
By:	Michael J. DeCocco
Title:	Vice President, Human Resources

Date signed:	4/2/2007

Solely for purposes of Section 4:

Sensus Metering Systems (Bermuda 1) Ltd.

/s/ Peter Mainz
By:	CFO
Title:	PETER MAINZ

Separation Agreement